Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

North American Energy Partners Inc.

We consent to the use of our audit report dated June 8, 2004 on the consolidated balance sheets of North American Energy Partners Inc. as at March 31, 2004 and the consolidated statements of operations and retained earnings and cash flows for the year in the period ended March 31, 2004 included herein and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Chartered Accountants

Edmonton, Canada

June 7, 2005